EXHIBIT 99.1

Refco Inc.	Company Contact:
One World Financial Center	Youngjoon Park
200 Liberty Street – Tower A	212-693-7812
New York, NY 10281	ypark@refco.com
212-693-7000
www.refco.com

Refco Announces Management Changes, Promotions

NEW YORK, September 26, 2005 – Refco Inc. (NYSE: RFX) announced the following changes to the management team of Refco Group, Ltd., LLC, Refco Inc.’s wholly-owned subsidiary:

Mr. Stephen J. Grady, a 23 year veteran of Refco and currently Chief Operating Officer of Refco Group’s global derivatives operations, is to assume the additional responsibility of managing Refco’s substantial physical infrastructure and operations in Chicago.  These operations have been further expanded following the completion of Refco’s acquisition of Cargill Investor Services on August 31, 2005.  Mr. Grady has relocated from New York to Chicago to assume his new duties.  Mr. Grady will continue to report to Joseph Murphy, President and CEO of Refco, LLC and head of Refco’s global derivatives businesses.

Mr. Jeffrey Mester joined Refco as Chief Operating Officer of Refco Securities, LLC, the wholly-owned broker-dealer subsidiary of Refco Inc.  Mr. Mester has had extensive experience in the securities industry, including operating as a specialist on the American Stock Exchange and as the Chief Operating Officer and, later, Chief Executive of ETG, an equity brokerage company. Mr. Mester will oversee the organizational, operational and compliance functions of the broker-dealer, and will have responsibility for monitoring operating performance.  Mr. Mester will report to Sandy Maggio, President and CEO of Refco Securities, LLC.

Mr. William Sexton, currently Executive Vice President and Chief Operating Officer of Refco Inc. and Refco Group Ltd., LLC, will be leaving the company in mid-October to pursue other interests.

About Refco Inc.

Refco Inc. (NYSE: RFX) is a diversified financial services organization with operations in 14 countries and an extensive global institutional and retail client base. Refco’s worldwide subsidiaries are members of principal U.S. and international exchanges, and are among the most active members of futures exchanges in Chicago, New York, London and Singapore. In addition to its futures brokerage activities, Refco is a major broker of cash market products, including foreign exchange, foreign exchange options, government securities, domestic and international equities, emerging market debt, and OTC financial and commodity products. Refco is one of the largest global clearing firms for derivatives. For more information, visit www.refco.com.

Cautionary Note regarding Forward-Looking Statements

In this press release, all statements other than statements of historical fact are forward looking statements and are subject to risks and uncertainties. These forward looking statements are based on assumptions that we have made in light of our experience and on our perceptions of historical events, current conditions, expected future developments and other factors we believe are appropriate under the circumstances.  Although we believe that these forward looking statements have a reasonable basis, you should be aware that numerous factors could cause actual results to differ materially from our expectations.  Because of these factors, we caution that you should not place undue reliance on any of our forward looking statements.  Further, any forward looking statement speaks only as of today.  It is impossible for us to predict new events or developments may affect us.  We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.